LEHMAN BROTHERS INCOME FUNDS

CLASS A
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund

Neuberger Berman High Income Bond Fund

Neuberger Berman Strategic Income Fund

Date: May 15, 2009